Exhibit 99
Piper Sandler Companies Reports Fourth Quarter and Full Year 2020 Results
MINNEAPOLIS—February 4, 2021—Piper Sandler Companies (NYSE: PIPR) today announced its results for the fourth quarter and full year of 2020.
"We had an outstanding fourth quarter to finish the best year in our history. Including record fourth quarter revenues of over $400 million, we exceeded $1 billion in revenues on a full year basis for the first time," said Chad R. Abraham. "We rebounded strongly following the incredible uncertainty stemming from the pandemic, and saw the benefits of our long-term strategy that has been focused on market share gains and accretive acquisitions. Our GAAP EPS for the year was $2.72 and our adjusted EPS exceeded $10.00, which drove our annual special cash dividend to $1.85 per share related to our 2020 results."

	Fourth Quarter 2020 Results						Full Year 2020 Results
	U.S. GAAP			Adjusted (1)			U.S. GAAP		Adjusted (1)
(Dollars in millions, except per share data)	Q4	vs.	vs.	Q4	vs.	vs.		vs.		vs.
	2020	Q3-20	Q4-19	2020	Q3-20	Q4-19	2020	2019	2020	2019
Net revenues	$405.9	34%	46%	$399.6	34%	44%	$1,238.2	48%	$1,235.0	50%
Net income applicable to Piper Sandler Companies	$42.2	263%	9%	$75.0	76%	81%	$40.5	-64%	$177.6	67%
Earnings per diluted common share	$2.66	241%	-1%	$4.17	75%	44%	$2.72	-65%	$10.02	36%
(1)A non-U.S. GAAP ("non-GAAP") measure. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information." We believe that presenting our results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods.

FINANCIAL & BUSINESS HIGHLIGHTS
•Record revenues for the fourth quarter of 2020 were driven by strong performances across all of our businesses.
•Record advisory services revenues of $169.3 million for the fourth quarter of 2020 more than doubled compared to the sequential quarter driven by broad contributions from all of our industry groups.
•Corporate capital raising revenues of $87.2 million for the fourth quarter of 2020, which represents our second highest quarter on record, were driven by our healthcare team as they served as book runner on all 27 of their completed equity deals.
•Municipal financing generated record quarterly revenues of $40.0 million for the fourth quarter of 2020, up 51% sequentially, driven by balanced performance in our governmental practice and specialty sectors.
•Institutional brokerage revenues of $92.5 million represents our strongest quarter on record with solid contributions from both our fixed income and equities businesses.
•For the full year of 2020, our results reflect the benefits of a more scaled and diversified platform, and our ability to successfully drive shareholder value through strategic investments.
•Record net revenues of $1.24 billion for 2020 increased 48% compared to 2019 driven by record years from both investment banking and institutional brokerage.
•Adjusted operating margin for 2020 was 20.3%, up from 16.7% for 2019 driven primarily by record revenue levels. Our pre-tax margin on a U.S. GAAP basis of 5.5% for 2020 was impacted by significant acquisition-related amortization expenses.
•In addition to strong absolute performance for 2020, we gained market share in all of our businesses.
•Ranked No. 2 based on number of announced U.S. M&A deals during 2020 with a reported value of less than $500 million, and ranked No. 1 in bank and thrift M&A based on number of announced transactions in the U.S. during 2020.
•Ranked in the top 5 for investment banks based on number of book run IPO and follow-on transactions for healthcare companies with sub $5 billion of market cap.
•Ran the books on 88 deals raising $5.8 billion of debt for community and regional banks which represents 58% of the total debt raised in this market.
•Ranked as the No. 2 senior underwriter based on the number of nationwide municipal negotiated transactions during 2020.
•Improved our relevance in the equity sales and trading market as we traded 11.6 billion shares during 2020, up 149% over 2019.
•Scaled and differentiated fixed income business with limited capital needs generated nearly $200 million of revenues for 2020, reflecting our broad product capabilities and extensive client relationships.

STRATEGIC UPDATES
•On December 31, 2020, we completed the acquisition of TRS Advisors, an independent advisory firm focused on advising and executing restructurings, reorganizations and other complex financial transactions.

CAPITAL
•Declared a special annual cash dividend of $1.85 per share and increased the quarterly cash dividend to $0.40 per share. Both dividends will be paid on March 12, 2021 to shareholders of record as of March 3, 2021.
•Total dividends of $3.10 per share related to fiscal year 2020, increased 38% compared to dividends for fiscal year 2019.

U.S. GAAP SELECTED FINANCIAL DATA
The following summarizes our results on a U.S. GAAP basis.

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	% Change vs.		Dec. 31,	Dec. 31,	%
	2020	2020	2019	Q3-20	Q4-19	2020	2019	Change
Revenues
Advisory services	$169,282	$77,250	$143,809	119%	18%	$443,327	$440,695	1%
Corporate financing	87,181	99,528	43,442	-12%	101%	295,333	105,256	181%
Municipal financing	39,953	26,457	31,149	51%	28%	119,816	83,441	44%
Investment banking	296,416	203,235	218,400	46%	36%	858,476	629,392	36%

Equity brokerage	39,509	33,439	32,034	18%	23%	161,445	87,555	84%
Fixed income services	52,998	53,325	21,874	-1%	142%	196,308	80,336	144%
Institutional brokerage	92,507	86,764	53,908	7%	72%	357,753	167,891	113%

Interest income	1,939	2,095	5,830	-7%	-67%	13,164	26,741	-51%
Investment income	18,278	15,080	4,653	21%	293%	23,265	22,275	4%

Total revenues	409,140	307,174	282,791	33%	45%	1,252,658	846,299	48%

Interest expense	3,252	3,455	3,920	-6%	-17%	14,445	11,733	23%

Net revenues	$405,888	$303,719	$278,871	34%	46%	$1,238,213	$834,566	48%

Non-interest expenses
Compensation and benefits	$266,118	$209,660	$169,619	27%	57%	$877,462	$516,090	70%
Non-compensation expenses	69,239	69,410	55,370	—%	25%	292,203	199,497	46%
Non-interest expenses	$335,357	$279,070	$224,989	20%	49%	$1,169,665	$715,587	63%

Income from continuing operations before income tax expense	$70,531	$24,649	$53,882	186%	31%	$68,548	$118,979	-42%

Ratios and margin
Compensation ratio	65.6%	69.0%	60.8%			70.9%	61.8%
Non-compensation ratio	17.1%	22.9%	19.9%			23.6%	23.9%
Pre-tax margin	17.4%	8.1%	19.3%			5.5%	14.3%

Amounts applicable to Piper Sandler Companies
Net income from continuing operations	$42,160	$11,617	$38,658	263%	9%	$40,504	$87,939	-54%
Income from discontinued operations	—	—	—	—%	—%	—	23,772	N/M
Net income	$42,160	$11,617	$38,658	263%	9%	$40,504	$111,711	-64%

Earnings per diluted common share
Income from continuing operations	$2.66	$0.78	$2.70	241%	-1%	$2.72	$6.05	-55%
Income from discontinued operations	—	—	—	—%	—%	—	1.65	N/M
Earnings per diluted common share	$2.66	$0.78	$2.70	241%	-1%	$2.72	$7.69	-65%
N/M – Not meaningful

Revenues
For the fourth quarter of 2020, record net revenues of $405.9 million increased 34% compared to the third quarter of 2020 and 46% compared to the fourth quarter of 2019.
Net revenues of $1.24 billion for the year ended December 31, 2020 increased 48% compared to the prior year.
Investment banking revenues of $296.4 million for the fourth quarter of 2020 increased 46% compared to the third quarter of 2020 and 36% compared to the fourth quarter of 2019.
Investment banking revenues of $858.5 million for 2020 increased 36% compared to the prior year.
•Advisory services revenues of $169.3 million for the fourth quarter of 2020 increased 119% compared to the sequential quarter driven by an increase in completed transactions. Our strong performance during the quarter reflects broad contributions from all of our industry groups, as well as a rebound in M&A activity from the trough we experienced during the third quarter of 2020. Advisory services revenues increased 18% compared to the fourth quarter of 2019 driven primarily by the addition of Sandler O'Neill.
Advisory services revenues of $443.3 million for the year ended December 31, 2020 were flat compared to 2019 despite the impact of the COVID-19 pandemic during the second and third quarters of 2020. During 2020, we benefited from the addition of Sandler O'Neill and the breadth and scale of our teams.
•Corporate financing revenues of $87.2 million for the fourth quarter of 2020, which include equity and debt financing for corporate clients, decreased 12% compared to the record third quarter of 2020 and increased 101% compared to the fourth quarter of 2019. Our performance during the current quarter was led by our healthcare team, which served as book runner on all 27 of their completed equity deals.
For the year ended December 31, 2020, record corporate financing revenues of $295.3 million increased 181% compared to the prior year. Market conditions became favorable for capital raising starting in the second quarter of 2020 driven by a sharp rebound in valuations combined with lower volatility for certain equities and low interest rates in debt markets, and these dynamics continued during the remainder of the year. In addition to conducive markets, our performance was driven by market share gains and the addition of Sandler O'Neill.
•Municipal financing revenues of $40.0 million for the fourth quarter of 2020, which represent our public finance underwriting business, increased 51% compared to the third quarter of 2020 and 28% compared to the fourth quarter of 2019. Record revenues for the fourth quarter of 2020 were driven by strong issuance activity within both the governmental space and our specialty sectors, highlighting the earnings power and breadth of our franchise.
For the year ended December 31, 2020, record municipal financing revenues of $119.8 million increased 44% compared to the prior year driven by record market issuance and significant market share gains.
Institutional brokerage revenues of $92.5 million for the fourth quarter of 2020 increased 7% compared to the third quarter of 2020 and 72% compared to the prior-year quarter.
Institutional brokerage revenues of $357.8 million for the full year of 2020 increased 113% compared to 2019.
•Equity brokerage revenues of $39.5 million for the fourth quarter of 2020 increased 18% compared to the third quarter of 2020 and 23% compared to the year-ago quarter driven by increased trading activity before and after the 2020 U.S. presidential election.
Equity brokerage revenues of $161.4 million for the year ended December 31, 2020 increased 84% compared to the prior year as we leveraged our expanded client base, execution expertise, and product capabilities to find liquidity for our clients during the year.
•Fixed income services revenues of $53.0 million for the fourth quarter of 2020 were flat compared to the third quarter of 2020 and increased 142% compared to the prior-year quarter. Activity remained strong across various client verticals as we continued to provide advice on repositioning balance sheets, maximizing yields and managing risk.
Fixed income services revenues of $196.3 million for the year ended December 31, 2020 increased 144% compared to the prior year driven by a combination of the addition of Sandler O'Neill, strong client activity, and solid execution in conducive markets.

Investment income of $18.3 million for the fourth quarter of 2020 increased compared to the sequential and year-ago quarters. Investment income of $23.3 million for full year of 2020 was flat compared to the prior year. The current and prior periods include amounts attributable to noncontrolling interests. Investment income for the current quarter and year primarily related to gains recorded in our merchant banking funds.
Non-Interest Expenses
For the fourth quarter of 2020, non-interest expenses of $335.4 million increased 20% compared to the third quarter of 2020 and 49% compared to the prior year quarter.
Non-interest expenses of $1.17 billion for the full year of 2020 increased 63% compared to the prior year.
•Compensation ratio of 65.6% for the fourth quarter of 2020 declined compared to the third quarter of 2020 as a result of higher net revenues and strong finish to the year. The compensation ratio for the current quarter increased compared to the fourth quarter of 2019 driven by $28.3 million of acquisition-related compensation expense related to restricted consideration and retention awards associated with the acquisitions of Sandler O'Neill and The Valence Group, and the earnout associated with the acquisition of Weeden & Co.
Compensation ratio of 70.9% for the year ended December 31, 2020 increased compared to the prior year driven by acquisition-related compensation expenses.
•Non-compensation expenses of $69.2 million for the fourth quarter of 2020 were flat compared to the sequential quarter. Non-compensation expenses for the current quarter increased 25% compared to the fourth quarter of 2019 driven by the addition of our recent acquisitions to the platform and intangible asset amortization expense of $11.6 million.
Non-compensation expenses of $292.2 million for the full year of 2020 increased 46% compared to 2019 resulting from the addition of our recent acquisitions and increased intangible asset amortization expense.
Pre-Tax Income
For the fourth quarter of 2020, we recorded pre-tax income of $70.5 million compared to $24.6 million for the third quarter of 2020 and $53.9 million for the fourth quarter of 2019.
Pre-tax income of $68.5 million for the year ended December 31, 2020 decreased compared to 2019 driven by the increased acquisitions-related expenses.
•Pre-tax margin of 17.4% for the fourth quarter of 2020 improved compared to 8.1% for the third quarter of 2020 driven by higher revenues. Pre-tax margin for the current quarter declined compared to 19.3% for the fourth quarter of 2019 driven by an increased compensation ratio resulting from higher acquisition-related compensation.
Pre-tax margin of 5.5% for the full year of 2020 compared to 14.3% for the prior year due to the increased compensation ratio resulting from higher acquisition-related compensation.
Net Income & Earnings Per Share
For the fourth quarter of 2020, we recorded net income of $42.2 million, or $2.66 per diluted common share. Results for the current quarter improved on a sequential basis driven by a higher pre-tax margin. Net income for the current quarter increased compared to the fourth quarter of 2019 driven by significantly higher net revenues, while diluted earnings per share declined slightly compared to the prior year quarter resulting from a higher share count.
For the year ended December 31, 2020, we recorded net income of $40.5 million, or $2.72 per diluted common share. Results for the current year declined compared to 2019 due to higher acquisition-related expenses and an increased share count. In addition, results for the full year of 2019 included net income from discontinued operations of $23.8 million, or $1.65 per diluted common share, driven by the gain on the sale of our former asset management business recorded in September 2019.

NON-GAAP SELECTED FINANCIAL DATA
The following summarizes our results on an adjusted, non-GAAP basis.

	Three Months Ended					Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	% Change vs.		Dec. 31,	Dec. 31,	%
	2020	2020	2019	Q3-20	Q4-19	2020	2019	Change
Adjusted net revenues
Advisory services	$169,282	$77,250	$143,809	119%	18%	$443,327	$440,695	1%
Corporate financing	87,181	99,528	43,442	-12%	101%	295,333	105,256	181%
Municipal financing	39,953	26,457	31,149	51%	28%	119,816	83,441	44%
Investment banking	296,416	203,235	218,400	46%	36%	858,476	629,392	36%

Equity brokerage	39,509	33,439	32,034	18%	23%	161,445	87,555	84%
Fixed income services	52,998	53,325	21,874	-1%	142%	196,308	80,336	144%
Institutional brokerage	92,507	86,764	53,908	7%	72%	357,753	167,891	113%

Interest income	1,939	2,095	5,830	-7%	-67%	13,164	26,741	-51%
Investment income	9,489	6,687	2,158	42%	340%	10,384	11,506	-10%

Total revenues	400,351	298,781	280,296	34%	43%	1,239,777	835,530	48%

Interest expense	779	982	2,072	-21%	-62%	4,817	9,885	-51%

Adjusted net revenues	$399,572	$297,799	$278,224	34%	44%	$1,234,960	$825,645	50%

Adjusted operating expenses
Adjusted compensation and benefits	$237,865	$181,736	$169,187	31%	41%	$764,066	$510,952	50%
Adjusted non-compensation expenses	53,086	55,176	50,905	-4%	4%	220,606	176,458	25%
Adjusted operating expenses	$290,951	$236,912	$220,092	23%	32%	$984,672	$687,410	43%

Adjusted operating income	$108,621	$60,887	$58,132	78%	87%	$250,288	$138,235	81%

Adjusted ratios and margin
Adjusted compensation ratio	59.5%	61.0%	60.8%			61.9%	61.9%
Adjusted non-compensation ratio	13.3%	18.5%	18.3%			17.9%	21.4%
Adjusted operating margin	27.2%	20.4%	20.9%			20.3%	16.7%

Adjusted net income	$74,961	$42,678	$41,504	76%	81%	$177,555	$106,197	67%

Adjusted earnings per diluted common share	$4.17	$2.38	$2.89	75%	44%	$10.02	$7.36	36%
N/M – Not meaningful
Throughout the press release, including the table above, we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). The non-GAAP financial measures include adjustments to exclude: (1) revenues and expenses related to noncontrolling interests, (2) interest expense on long-term financing, (3) amortization of intangible assets related to acquisitions, (4) compensation and non-compensation expenses from acquisition-related agreements, (5) acquisition-related restructuring and integration costs and (6) discontinued operations. The adjusted weighted average diluted shares outstanding used in the calculation of non-GAAP earnings per diluted common share contains an adjustment to include the common shares for unvested restricted stock awards with service conditions granted pursuant to the acquisitions of Sandler O'Neill and The Valence Group. Management believes that presenting results and measures on this adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods, and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Adjusted Net Revenues
For the fourth quarter of 2020, record adjusted net revenues of $399.6 million increased 34% compared to the third quarter of 2020 and 44% compared to the fourth quarter of 2019 driven by strong performances from all of our businesses.
For the full year of 2020, record adjusted net revenues of $1.23 billion increased 50% compared to the prior year driven by record corporate and municipal capital raising, as well as the addition and contribution of Sandler O'Neill and Weeden & Co. to our platform.
Adjusted Operating Expenses
For the fourth quarter of 2020, adjusted operating expenses of $291.0 million increased 23% compared to the sequential quarter and 32% compared to the third quarter of 2019.
For the year ended December 31, 2020, adjusted operating expenses of $984.7 million increased 43% compared to the prior year.
•Adjusted compensation ratio of 59.5% for the fourth quarter of 2020 declined compared to the sequential and year-ago quarters, as a result of our strong performance.
Adjusted compensation ratio of 61.9% for the full year of 2020 was flat compared to 2019.
•Adjusted non-compensation expenses of $53.1 million for the fourth quarter of 2020 declined 4% compared to the sequential quarter primarily due to lower reimbursed deal expenses. Adjusted non-compensation expenses increased 4% compared to the fourth quarter of 2019 driven by the addition of our recent acquisitions, offset in part by lower marketing and business development expenses associated with the continued pause on travel and entertainment.
Adjusted non-compensation expenses of $220.6 million for the full year of 2020 increased 25% compared to 2019, due to the addition of our recent acquisitions and higher reimbursed deal expenses which more than offset the decline in marketing and business development expenses related to reduced travel and entertainment costs.
Adjusted Operating Income
For the fourth quarter of 2020, adjusted operating income of $108.6 million increased 78% compared to the sequential quarter and 87% compared to the fourth quarter of 2019.
For the full year of 2020, adjusted operating income of $250.3 million increased 81% compared to 2019.
•Adjusted operating margin of 27.2% for the fourth quarter of 2020 increased compared to 20.4% for the third quarter of 2020 and 20.9% for the year-ago quarter resulting from higher revenue levels and the lower compensation ratio.
For the year ended December 31, 2020, our adjusted operating margin of 20.3% increased compared to 16.7% for the prior year, driven by the increased scale of our platform and significantly lower marketing and business development expenses driven by reduced travel and entertainment costs.
Adjusted Net Income & Adjusted Earnings Per Share
For the fourth quarter of 2020, adjusted net income of $75.0 million, or $4.17 of adjusted earnings per diluted common share, increased compared to the third quarter of 2020 and the fourth quarter of 2019 driven by higher revenues and a higher operating margin.
For the full year of 2020, record adjusted net income of $177.6 million, or $10.02 of adjusted earnings per diluted common share increased compared to 2019, driven by record corporate and municipal financing revenues, the accretive impact of our recent acquisitions, and market share gains.

COMPLETED DEAL INFORMATION
The following summarizes information on deals closed during the periods presented.

	Three Months Ended					Twelve Months Ended
(Dollars in billions)	Dec. 31,	Sept. 30,	Dec. 31,	% Change vs.		Dec. 31,	Dec. 31,	%
	2020	2020	2019	Q3-20	Q4-19	2020	2019	Change
Advisory services
M&A transactions	48	31	47	55%	2%	158	140	13%
Capital advisory transactions	46	35	12	31%	283%	114	38	200%

Corporate financings
Total equity transactions	40	43	25	-7%	60%	137	74	85%
Book run equity transactions	29	29	19	—%	53%	99	50	98%
Total debt and preferred transactions	13	16	—	-19%	N/M	58	—	N/M
Book run debt and preferred transactions	9	9	—	—%	N/M	37	—	N/M

Municipal negotiated issues
Aggregate par value	$4.8	$4.7	$4.7	2%	2%	$19.1	$12.3	55%
Total issues	248	214	219	16%	13%	847	572	48%
N/M – Not meaningful
TAXES
The U.S. federal government enacted the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act") on March 27, 2020 in response to the COVID-19 pandemic, which contained tax provisions allowing a five-year carry back of corporate federal tax years 2018, 2019, and 2020, to periods when the corporate federal tax rate was 35%.
Our non-GAAP effective tax rate was 29.4% for the fourth quarter of 2020, and 26.2% for the year ended December 31, 2020. The non-GAAP effective tax rate was lower for the year-to-date period as we recorded tax benefits of $3.5 million primarily related to the CARES Act. Excluding the impact of these tax benefits, our non-GAAP effective tax rate was 27.7% for the year ended December 31, 2020.
Our non-GAAP effective tax rate was 22.1% for the year ended December 31, 2019, driven by a tax benefit of $5.1 million related to restricted stock vesting at values greater than the grant price. Excluding the impact of this tax benefit, our non-GAAP effective tax rate was 25.9% for the year ended December 31, 2019.
CAPITAL
Dividends
On February 4, 2021, our Board of Directors declared a special annual cash dividend on the company's common stock of $1.85 per share, to be paid on March 12, 2021, to shareholders of record as of the close of business on March 3, 2021. This special annual cash dividend, plus the regular quarterly cash dividends paid during 2020 totaling $1.25 per share, amount to $3.10 per share, or a payout ratio of approximately 30.9% of our adjusted net income for fiscal year 2020.
On February 4, 2021, our Board of Directors declared a quarterly cash dividend on the company's common stock of $0.40 per share, to be paid on March 12, 2021, to shareholders of record as of the close of business on March 3, 2021. This dividend represents an increase from the level paid prior to the pandemic.
During the fourth quarter of 2020, we paid a quarterly cash dividend on the company's common stock of $0.375 per share, totaling $5.2 million. For 2020, we returned an aggregate of $28.2 million to shareholders through cash dividends.

Share Repurchases
During the fourth quarter of 2020, we repurchased approximately 3,000 shares, from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations, at an average price of $92.60 per share.
For the year ended December 31, 2020, we repurchased approximately 188,000 shares, at an average price of $69.72 per share, pursuant to our share repurchase authorization. We also repurchased approximately 105,000 shares of the company's common stock at an average price of $84.00 per share, from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations. The aggregate amount of approximately 293,000 shares, or $22.0 million, were repurchased at an average price of $74.84 per share.
ADDITIONAL INFORMATION

	Dec. 31,	Sept. 30,	Dec. 31,
	2020	2020	2019
Human Capital
Full-time employees	1,511	1,510	1,541*
Investment banking managing directors	138	137	122*

Shareholder Information** (amounts in millions)
Common shareholders’ equity	$829.4	$769.5	$731.3

Common shares outstanding	13.8	13.8	13.7
Restricted shares outstanding	4.3	4.2	0.7
Total shares outstanding	18.1	18.0	14.4
* Amount is as of January 3, 2020 in order to include full-time employees from Sandler O'Neill who joined our platform as a result of the closing of the merger. Management believes that presenting the number of employees on a combined basis provides a better illustration of our go-forward workforce.
** Amounts presented within Shareholder Information reflect continuing and discontinued results.
Conference Call with Management
Chad R. Abraham, chief executive officer; Debbra L. Schoneman, president; and Timothy L. Carter, chief financial officer, will host a conference call to discuss the financial results on Thursday, February 4, 2021, at 9 a.m. Eastern Time (8 a.m. Central Time). Participants can access the call by dialing 888-810-0209 (toll-free domestic) or 706-902-1361 (international) and referencing reservation number: 8546758. Callers should dial in at least 15 minutes prior to the call time. A live audio webcast of the call will be available through the company's website at www.pipersandler.com.
A recording of the conference call will be available for replay approximately three hours following the completion of the live call. Participants can listen to the recording by dialing 855-859-2056 and referencing reservation number: 8546758. A replay of the audio webcast will also be available through the company’s website referenced above.
About Piper Sandler
Piper Sandler Companies (NYSE: PIPR) is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in Europe through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Ltd., authorized and regulated by the Securities and Futures Commission. Private equity strategies and fixed income advisory services are offered through separately registered advisory affiliates.
© 2021. Since 1895. Piper Sandler Companies. 800 Nicollet Mall, Minneapolis, Minnesota 55402-7036
Investor Relations Contact
Tim Carter
Tel: 612 303-5607
timothy.carter@psc.com

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about the outlook for future periods for corporate advisory (i.e., M&A), capital markets, and public finance transactions (including our performance in specific sectors), current deal pipelines (or backlogs), the scope and impact of COVID-19, revenue levels from recent transactions (i.e., TRS Advisors, The Valence Group, Sandler O'Neill, and Weeden & Co.), areas of potential growth and market share gains for the company (e.g., sectors within corporate advisory or geographic regions within public finance), economic and market conditions (including the outlook for equity markets, municipal issuance, and the interest rate environment), our recruiting pipeline, the state of our equity and fixed income brokerage businesses, anticipated financial results for future periods (including expectations regarding revenue levels, non-compensation expenses, effective tax rate, compensation ratio, compensation and benefits expense, operating margins, return on equity, and earnings per share), our strategic priorities, including growth of investment banking, the payment of our quarterly and special annual dividends to our shareholders, our share repurchase program, the expected benefits and integration of our recent acquisitions of TRS Advisors, The Valence Group, Sandler O'Neill, Weeden & Co., or other similar matters.
Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:
•revenues from corporate advisory (i.e., M&A) engagements and equity and debt financings may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;
•the duration, extent and severity of the ongoing COVID-19 pandemic, including its impacts across our business, operations and employees and on economies and markets more generally;
•the expected benefits of our recent acquisitions of TRS Advisors, The Valence Group, Sandler O'Neill, and Weeden & Co. may take longer than anticipated to achieve or may not be achieved in their entirety or at all, and will in part depend on our ability to retain and hire key personnel, and the costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of operations;
•market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;
•the volume of anticipated transactions – including corporate advisory (i.e., M&A), equity financing, and debt financing – and the corresponding revenues from the transactions may vary from quarter to quarter significantly, particularly if there is a decline in macroeconomic conditions or the financial markets;
•interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets; and
•our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.
A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2019, and updated in our subsequent reports filed with the SEC (available at our Web site at www.pipersandler.com and at the SEC Web site at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
###

Piper Sandler Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended				Percent Inc/(Dec)		Twelve Months Ended
(Amounts in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,		4Q '20	4Q '20	Dec. 31,	Dec. 31,		Percent
	2020	2020	2019		vs. 3Q '20	vs. 4Q '19	2020	2019		Inc/(Dec)

Revenues:
Investment banking	$296,416	$203,235	$218,400		45.8%	35.7%	$858,476	$629,392		36.4%
Institutional brokerage	92,507	86,764	53,908		6.6	71.6	357,753	167,891		113.1
Interest income	1,939	2,095	5,830		(7.4)	(66.7)	13,164	26,741		(50.8)
Investment income	18,278	15,080	4,653		21.2	292.8	23,265	22,275		4.4
Total revenues	409,140	307,174	282,791		33.2	44.7	1,252,658	846,299		48.0

Interest expense	3,252	3,455	3,920		(5.9)	(17.0)	14,445	11,733		23.1

Net revenues	405,888	303,719	278,871		33.6	45.5	1,238,213	834,566		48.4

Non-interest expenses:
Compensation and benefits	266,118	209,660	169,619		26.9	56.9	877,462	516,090		70.0
Outside services	10,644	9,395	11,320		13.3	(6.0)	38,377	36,184		6.1
Occupancy and equipment	14,651	13,849	10,427		5.8	40.5	54,007	36,795		46.8
Communications	10,459	11,169	8,161		(6.4)	28.2	44,358	30,760		44.2
Marketing and business development	308	537	7,425		(42.6)	(95.9)	13,472	28,780		(53.2)
Deal-related expenses	8,385	13,543	7,983		(38.1)	5.0	38,072	25,823		47.4
Trade execution and clearance	3,805	3,666	3,593		3.8	5.9	18,934	10,186		85.9
Restructuring and integration costs	3,537	1,592	1,783		122.2	98.4	10,755	14,321		(24.9)
Intangible asset amortization	11,606	11,607	1,563		—	642.5	44,728	4,298		940.7
Other operating expenses	5,844	4,052	3,115		44.2	87.6	29,500	12,350		138.9
Total non-interest expenses	335,357	279,070	224,989		20.2	49.1	1,169,665	715,587		63.5

Income from continuing operations before income tax expense	70,531	24,649	53,882		186.1	30.9	68,548	118,979		(42.4)

Income tax expense	20,592	5,674	13,848		262.9	48.7	19,192	24,577		(21.9)

Income from continuing operations	49,939	18,975	40,034		163.2	24.7	49,356	94,402		(47.7)

Discontinued operations:
Income from discontinued operations, net of tax	—	—	—		—	—	—	23,772		N/M

Net income	49,939	18,975	40,034		163.2	24.7	49,356	118,174		(58.2)

Net income applicable to noncontrolling interests	7,779	7,358	1,376		5.7	465.3	8,852	6,463		37.0

Net income applicable to Piper Sandler Companies	$42,160	$11,617	$38,658	(a)	262.9%	9.1%	$40,504	$111,711	(a)	(63.7)%

Net income applicable to Piper Sandler Companies’ common shareholders	$42,160	$11,617	$38,006	(a)	262.9%	10.9%	$40,504	$107,200	(a)	(62.2)%

Continued on the next page

Piper Sandler Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited) – continued

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
(Amounts in thousands, except per share data)	Dec. 31,	Sept. 30,	Dec. 31,	4Q '20	4Q '20	Dec. 31,		Dec. 31,		Percent
	2020	2020	2019	vs. 3Q '20	vs. 4Q '19	2020		2019		Inc/(Dec)

Amounts applicable to Piper Sandler Companies
Net income from continuing operations	$42,160	$11,617	$38,658	262.9%	9.1%	$40,504		$87,939		(53.9)%
Net income from discontinued operations	—	—	—	—	—	—		23,772		N/M
Net income applicable to Piper Sandler Companies	$42,160	$11,617	$38,658	262.9%	9.1%	$40,504		$111,711		(63.7)%

Earnings per basic common share
Income from continuing operations	$3.07	$0.84	$2.77	265.5%	10.8%	$2.94		$6.21		(52.7)%
Income from discontinued operations	—	—	—	—	—	—		1.69		N/M
Earnings per basic common share	$3.07	$0.84	$2.77	265.5%	10.8%	$2.94		$7.90		(62.8)%

Earnings per diluted common share
Income from continuing operations	$2.66	$0.78	$2.70	241.0%	(1.5)%	$2.72		$6.05		(55.0)%
Income from discontinued operations	—	—	—	—	—	—		1.65		N/M
Earnings per diluted common share	$2.66	$0.78	$2.70	241.0%	(1.5)%	$2.72		$7.69		(64.6)%

Dividends declared per common share	$0.38	$0.30	$0.38	26.7%	—%	$2.00	(b)	$2.51	(c)	(20.3)%

Weighted average common shares outstanding
Basic	13,755	13,778	13,714	(0.2)%	0.3%	13,781		13,555		1.7%
Diluted	15,860	14,853	14,100	6.8%	12.5%	14,901		13,937		6.9%
N/M — Not meaningful
(a)Piper Sandler Companies calculated earnings per common share using the two-class method, which requires the allocation of distributed and undistributed earnings to participating securities. No allocation of undistributed earnings is made for periods in which a loss is incurred, or for periods in which cash dividends exceed net income resulting in an undistributed loss. Distributed earnings (e.g., dividends) are allocated to participating securities. Participating securities include the Company’s unvested restricted shares for restricted stock awards granted prior to 2019.
(b)Includes the declaration of a special annual cash dividend of $0.75 per share and four quarterly cash dividends totaling $1.25 per share on the Company's common stock for the twelve months ended December 31, 2020.
(c)Includes the declaration of a special annual cash dividend of $1.01 per share and four quarterly cash dividends totaling $1.50 per share on the Company's common stock for the twelve months ended December 31, 2019.

Piper Sandler Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Percent Inc/(Dec)		Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q '20	4Q '20	Dec. 31,	Dec. 31,	Percent
(Amounts in thousands, except per share data)	2020	2020	2019	vs. 3Q '20	vs. 4Q '19	2020	2019	Inc/(Dec)
Revenues:
Investment banking	$296,416	$203,235	$218,400	45.8%	35.7%	$858,476	$629,392	36.4%
Institutional brokerage	92,507	86,764	53,908	6.6	71.6	357,753	167,891	113.1
Interest income	1,939	2,095	5,830	(7.4)	(66.7)	13,164	26,741	(50.8)
Investment income	9,489	6,687	2,158	41.9	339.7	10,384	11,506	(9.8)
Total revenues	400,351	298,781	280,296	34.0	42.8	1,239,777	835,530	48.4

Interest expense	779	982	2,072	(20.7)	(62.4)	4,817	9,885	(51.3)

Adjusted net revenues (2)	$399,572	$297,799	$278,224	34.2%	43.6%	$1,234,960	$825,645	49.6%

Non-interest expenses:
Adjusted compensation and benefits (3)	$237,865	$181,736	$169,187	30.9%	40.6%	$764,066	$510,952	49.5%
Ratio of adjusted compensation and benefits to adjusted net revenues	59.5%	61.0%	60.8%			61.9%	61.9%

Adjusted non-compensation expenses (4)	$53,086	$55,176	$50,905	(3.8)%	4.3%	$220,606	$176,458	25.0%
Ratio of adjusted non-compensation expenses to adjusted net revenues	13.3%	18.5%	18.3%			17.9%	21.4%

Adjusted operating income (5)	$108,621	$60,887	$58,132	78.4%	86.9%	$250,288	$138,235	81.1%
Adjusted operating margin (6)	27.2%	20.4%	20.9%			20.3%	16.7%

Interest expense on long-term financing	2,473	2,473	1,848	—	33.8	9,628	1,848	421.0

Adjusted income before adjusted income tax expense (7)	$106,148	$58,414	$56,284	81.7%	88.6%	$240,660	$136,387	76.5%

Adjusted income tax expense (8)	31,187	15,736	14,780	98.2	111.0	63,105	30,190	109.0

Adjusted net income (9)	$74,961	$42,678	$41,504	75.6%	80.6%	$177,555	$106,197	67.2%
Effective tax rate (10)	29.4%	26.9%	26.3%			26.2%	22.1%

Adjusted net income applicable to Piper Sandler Companies’ common shareholders (11)	$74,961	$42,678	$40,801	75.6%	83.7%	$177,555	$102,523	73.2%

Adjusted earnings per diluted common share	$4.17	$2.38	$2.89	75.2%	44.3%	$10.02	$7.36	36.1%

Adjusted weighted average diluted common shares outstanding (12)	17,968	17,934	14,100	0.2%	27.4%	17,715	13,937	27.1%
N/M — Not meaningful
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2020	2020	2019	2020	2019

Net revenues:
Net revenues – U.S. GAAP basis	$405,888	$303,719	$278,871	$1,238,213	$834,566
Adjustments:
Revenue related to noncontrolling interests (13)	(8,789)	(8,393)	(2,495)	(12,881)	(10,769)
Interest expense on long-term financing	2,473	2,473	1,848	9,628	1,848
Adjusted net revenues	$399,572	$297,799	$278,224	$1,234,960	$825,645

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$266,118	$209,660	$169,619	$877,462	$516,090
Adjustments:
Compensation from acquisition-related agreements	(28,253)	(27,924)	(432)	(113,396)	(5,138)
Adjusted compensation and benefits	$237,865	$181,736	$169,187	$764,066	$510,952

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$69,239	$69,410	$55,370	$292,203	$199,497
Adjustments:
Non-compensation expenses related to noncontrolling interests (13)	(1,010)	(1,035)	(1,119)	(4,029)	(4,306)
Acquisition-related restructuring and integration costs	(3,537)	(1,592)	(1,783)	(10,755)	(14,321)
Amortization of intangible assets related to acquisitions	(11,606)	(11,607)	(1,563)	(44,728)	(4,298)
Non-compensation expenses from acquisition-related agreements	—	—	—	(12,085)	(114)
Adjusted non-compensation expenses	$53,086	$55,176	$50,905	$220,606	$176,458

Income from continuing operations before income tax expense:
Income from continuing operations before income tax expense – U.S. GAAP basis	$70,531	$24,649	$53,882	$68,548	$118,979
Adjustments:
Revenue related to noncontrolling interests (13)	(8,789)	(8,393)	(2,495)	(12,881)	(10,769)
Interest expense on long-term financing	2,473	2,473	1,848	9,628	1,848
Non-compensation expenses related to noncontrolling interests (13)	1,010	1,035	1,119	4,029	4,306
Compensation from acquisition-related agreements	28,253	27,924	432	113,396	5,138
Acquisition-related restructuring and integration costs	3,537	1,592	1,783	10,755	14,321
Amortization of intangible assets related to acquisitions	11,606	11,607	1,563	44,728	4,298
Non-compensation expenses from acquisition-related agreements	—	—	—	12,085	114
Adjusted operating income	$108,621	$60,887	$58,132	$250,288	$138,235
Interest expense on long-term financing	(2,473)	(2,473)	(1,848)	(9,628)	(1,848)
Adjusted income before adjusted income tax expense	$106,148	$58,414	$56,284	$240,660	$136,387

Income tax expense:
Income tax expense – U.S. GAAP basis	$20,592	$5,674	$13,848	$19,192	$24,577
Tax effect of adjustments:
Compensation from acquisition-related agreements	6,817	6,733	107	27,456	1,014
Acquisition-related restructuring and integration costs	834	385	442	2,043	3,551
Amortization of intangible assets related to acquisitions	2,944	2,944	383	11,345	1,048
Non-compensation expenses from acquisition-related agreements	—	—	—	3,069	—
Adjusted income tax expense	$31,187	$15,736	$14,780	$63,105	$30,190

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Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
(Amounts in thousands, except per share data)	2020	2020	2019	2020	2019

Net income applicable to Piper Sandler Companies:
Net income applicable to Piper Sandler Companies – U.S. GAAP basis	$42,160	$11,617	$38,658	$40,504	$111,711
Adjustment to exclude net income from discontinued operations	—	—	—	—	23,772
Net income from continuing operations	$42,160	$11,617	$38,658	$40,504	$87,939
Adjustments:
Compensation from acquisition-related agreements	21,436	21,191	325	85,940	4,124
Acquisition-related restructuring and integration costs	2,703	1,207	1,341	8,712	10,770
Amortization of intangible assets related to acquisitions	8,662	8,663	1,180	33,383	3,250
Non-compensation expenses from acquisition-related agreements	—	—	—	9,016	114
Adjusted net income	$74,961	$42,678	$41,504	$177,555	$106,197

Net income applicable to Piper Sandler Companies' common shareholders:
Net income applicable to Piper Sandler Companies' common shareholders – U.S. GAAP basis	$42,160	$11,617	$38,006	$40,504	$107,200
Adjustment to exclude net income from discontinued operations	—	—	—	—	22,928
Net income from continuing operations	$42,160	$11,617	$38,006	$40,504	$84,272
Adjustment related to participating shares (14)	—	—	—	—	625
	$42,160	$11,617	$38,006	$40,504	$84,897
Adjustments:
Compensation from acquisition-related agreements	21,436	21,191	319	85,940	3,981
Acquisition-related restructuring and integration costs	2,703	1,207	1,316	8,712	10,397
Amortization of intangible assets related to acquisitions	8,662	8,663	1,160	33,383	3,138
Non-compensation expenses from acquisition-related agreements	—	—	—	9,016	110
Adjusted net income applicable to Piper Sandler Companies' common shareholders	$74,961	$42,678	$40,801	$177,555	$102,523

Earnings per diluted common share:
Earnings per diluted common share – U.S. GAAP basis	$2.66	$0.78	$2.70	$2.72	$7.69
Adjustment to exclude net income from discontinued operations	—	—	—	—	1.65
Income from continuing operations	$2.66	$0.78	$2.70	$2.72	$6.05
Adjustment for inclusion of unvested acquisition-related stock	(0.55)	(0.49)	—	(1.89)	—
Adjustment related to participating shares (14)	—	—	—	—	0.04
	$2.11	$0.29	$2.70	$0.83	$6.09
Adjustments:
Compensation from acquisition-related agreements	1.34	1.43	0.02	5.76	0.29
Acquisition-related restructuring and integration costs	0.17	0.08	0.08	0.58	0.75
Amortization of intangible assets related to acquisitions	0.55	0.58	0.08	2.24	0.23
Non-compensation expenses from acquisition-related agreements	—	—	—	0.61	0.01
Adjusted earnings per diluted common share	$4.17	$2.38	$2.89	$10.02	$7.36

Weighted average diluted common shares outstanding:
Weighted average diluted common shares outstanding – U.S. GAAP basis	15,860	14,853	14,100	14,901	13,937
Adjustment:
Unvested acquisition-related restricted stock with service conditions	2,108	3,081	—	2,814	—
Adjusted weighted average diluted common shares outstanding	17,968	17,934	14,100	17,715	13,937
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Sandler Companies
Notes to Non-GAAP Financial Schedules
(1)Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(2)A non-GAAP measure which excludes (a) revenues related to noncontrolling interests (see (13) below) and (b) interest expense on long-term financing.
(3)A non-GAAP measure which excludes compensation expense from acquisition-related agreements.
(4)A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (13) below), (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) non-compensation expenses from acquisition-related agreements.
(5)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (13) below), (b) interest expense on long-term financing, (c) compensation and non-compensation expenses from acquisition-related agreements, (d) acquisition-related restructuring and integration costs and (e) amortization of intangible assets related to acquisitions.
(6)A non-GAAP measure which represents adjusted operating income as a percentage of adjusted net revenues.
(7)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (13) below), (b) compensation and non-compensation expenses from acquisition-related agreements, (c) acquisition-related restructuring and integration costs and (d) amortization of intangible assets related to acquisitions.
(8)A non-GAAP measure which excludes the income tax benefit from (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs and (c) amortization of intangible assets related to acquisitions.
(9)A non-GAAP measure which represents net income earned by Piper Sandler Companies excluding (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) the income tax expense allocated to the adjustments.
(10)A non-GAAP measure which is computed based on a quotient, the numerator of which is adjusted income tax expense and the denominator of which is adjusted income before adjusted income tax expense.
(11)A non-GAAP measure which represents net income applicable to Piper Sandler Companies’ common shareholders excluding (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) the income tax expense allocated to the adjustments.
(12)A non-GAAP measure which assumes the vesting of acquisition-related restricted stock with service conditions.
(13)Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.
(14)A non-GAAP measure for which the adjustment related to participating shares excludes the impact of the annual special cash dividend paid in the first quarter.